Exhibit 99.1

Press Release
For Immediate Distribution

OVERLAND STORAGE REPORTS

 FISCAL 2008 FIRST QUARTER RESULTS

Cash Flow Continues Positive

SAN DIEGO – October 30, 2007 – Overland Storage, Inc. (NasdaqNGS: OVRL) today reported results for its fiscal 2008 first quarter ended September 30, 2007.

Net revenue for the fiscal 2008 first quarter was $32.9 million, compared with $41.8 million for the same period a year ago. The company reported a net loss of $4.5 million, or $0.35 per share, for the fiscal 2008 first quarter compared with a net loss of $20.0 million, or $1.54 per share, for the same period a year earlier. The fiscal 2007 first quarter included an $8.4 million charge, or $0.65 per share, related to the impairment of acquired technology.

The company noted that revenue for the fiscal 2008 first quarter decreased 21.3 percent from the prior year quarter primarily due to lower sales to OEM customers. Specifically, sales to the company’s largest OEM customer were down 45.4 percent compared with the fiscal first quarter, reflecting the previously announced transition by the customer to a new product from an alternate supplier. This reduction in sales level was largely anticipated. Conversely, the company increased branded revenue 5.1 percent compared to the prior year quarter due to continued strong growth in the areas of warranty and other service revenue. Branded revenue in the first fiscal quarter grew 7.4 percent on a sequential basis compared to the fiscal 2007 fourth quarter, reflecting the expanded products now available as well as increased sales of spares and service.

Gross profit increased 22.2 percent from $5.3 million in the fiscal 2007 first quarter to $6.5 million in the fiscal 2008 first quarter; and gross margin improved from 12.7 percent in the fiscal 2007 first quarter to 19.6 percent in the fiscal 2008 first quarter. The company noted these improvements occurred despite the decline in revenue and resulted principally from the completion of transitioning its manufacturing operations back to San Diego as well as a more favorable product and customer mix.

Excluding the $8.4 million impairment charge in the prior year, operating expenses of $11.1 million in the fiscal 2008 first quarter declined 36.3 percent from $17.5 million in the fiscal 2007 quarter. Double-digit percentage spending reductions were posted in each of these areas: sales and marketing, R&D and general and administrative.

“Though we are disappointed with the 3.4 percent sequential decline in revenue from the June 2007 quarter, we are encouraged by our progress in a number of areas,” commented Vern LoForti, president and chief executive officer of Overland Storage. “In what is normally a seasonally down quarter for our branded channels due to summer holidays in Europe, sales in the European channel increased 4.1 percent and sales in the Americas gained 10.9 percent on a sequential basis. This growth was driven by combined sales of our disk-based REO® and ULTAMUS™ appliances that grew 19.2 percent sequentially. We achieved this performance with a reduced sales force that we are now rebuilding.

“Additionally, we were pleased with the sequential improvement in gross profit margin from 18.1 percent in the June 2007 quarter to 19.6 percent this quarter. Operating expenses also declined for the fifth consecutive quarter, reaching the lowest level since the fiscal 2003 fourth quarter. Finally, for the second quarter in a row, our cash and investment balances grew, ending the quarter at $23.8 million, an increase of $1.0 million over the prior quarter, as we further reduced inventories and aggressively managed receivables and payables.

“At the start of fiscal 2008, we faced three important near-term tasks:  rebuild the confidence of our channel partners, deliver our roadmap of disk-based products to complete our tiered data protection strategy and rebuild our sales force. I am pleased to report that we have made significant progress in each of these areas. Our management team has met or plans to meet with all of our top-tier partners to align strategy and share the details of our corporate recovery plan. Thus far, the feedback has been extremely positive and confirms that our product strategy addresses the data protection needs of our end-user customers. And, our channel partners remain committed to working with Overland. On the product front, Overland already has launched three new products in fiscal 2008. Under development, we have additional products offering new and unique technologies with one new product scheduled for a November launch. After several quarters of development and product introductions, our sales force now has a broad array of products which address a far wider variety of data protection needs. Many of these products are more powerful and complex than our earlier products, and we are rebuilding and retraining our sales force to present the capabilities of these products to the market. I’m pleased that we have already been able to attract high-caliber individuals who appreciate the focus and breadth of our strategy.

 “We still have a ways to go, but we are encouraged by our progress to date. To reach our goals, we continue to rely on the commitment of our dedicated employees and channel partners to deliver quality products that enable end-user customers to solve their data protection needs in the most efficient and cost-effective way,” concluded LoForti.

About Overland Storage

Now in its 27th year, Overland Storage is a market leader and innovative provider of simply protected storage solutions – smart data protection appliances and software modules designed to work together, affordably, to ensure that information is automatically safe, readily available and always there. Overland’s award-winning data protection solutions include the ULTAMUS™ RAID SERIES of affordable, high-capacity storage; REO SERIES® of disk-based backup, recovery and VTL appliances; and the NEO SERIES® and ARCvault™ SERIES tape automation solutions. Overland sells its products through leading OEMs, commercial distributors, direct market resellers, storage integrators and value-added resellers. For more information, visit Overland’s web site at www.overlandstorage.com.

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism and satisfaction with current prospects, as well as words such as “believe,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward looking. Such forward-looking statements are not guarantees of performance and the company’s actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include possible delays in new product introductions and shipments; market acceptance of the company’s new product offerings; the performance of the company’s newly restructured management team; the need to hire additional sales employees and train existing employees on new products, the timing and market acceptance of new product introductions by competitors; worldwide information technology spending levels; unexpected shortages of critical components; rescheduling or cancellation of customer orders; loss of a major customer; the timing and amount of licensing royalties; general competition and price pressures in the marketplace; the company’s ability to control costs and expenses; and general economic conditions. Reference is also made to other factors detailed from time to time in the company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and the company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Overland, Overland Storage, REO Series, REO, NEO Series, NEO, ARCvault Series, ARCvault and ULTAMUS are trademarks of Overland Storage, Inc.

Webcast: A live audio Webcast of Overland’s management conference call discussing fiscal 2008 first quarter results will be held beginning at 9:30 a.m. EDT, October 30, 2007, and will be posted at www.overlandstorage.com. Please provide adequate time to log on. Following the broadcast, the conference call will be archived for future access on Overland’s website.

CONTACT INFORMATION:

Vernon A. LoForti, President and CEO

Email: vloforti@overlandstorage.com

858-571-5555

Kurt L. Kalbfleisch, VP Finance and Interim CFO

Email:  kkalbfleisch@overlandstorage.com

858-571-5555

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- Financial Tables Follow -

OVERLAND STORAGE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended
	September 30,
	2007	2006
	(Unaudited)
Net revenue	$32,901	$41,827
Cost of revenue	26,429	36,529
Gross profit	6,472	5,298

Operating expenses:
Sales and marketing	6,663	8,753
Research and development	1,940	4,882
General and administrative	2,523	3,839
Impairment of acquired technology	—	8,411
Total expenses	11,126	25,885

Operating loss	(4,654)	(20,587)
Interest income, net	289	697
Other expense, net	(101)	(95)
Loss before income taxes	(4,466)	(19,985)
Income taxes	55	12
Net loss	$(4,521)	$(19,997)

Net loss per share:
Basic and Diluted	$(0.35)	$(1.54)

Shares used in computing net loss per share:
Basic and Diluted	12,753	12,966

OVERLAND STORAGE, INC.

SELECTED BALANCE SHEET INFORMATION

(In thousands)

	Sept 30,	June 30,
	2007	2007
	(unaudited)
ASSETS
Cash and equivalents	$16,075	$17,503
Short-term investments	7,773	5,322
Accounts receivable, net	22,033	22,572
Inventories	18,964	20,556
Other current assets	7,497	7,138
Total current assets	72,342	73,091
Property, plant and equipment, net	10,558	11,052
Other assets	3,498	3,910
Total assets	$86,398	$88,053

LIABILITIES & EQUITY
Current liabilities	$35,509	$33,525
Long-term debt	—	—
Other long-term liabilities	5,888	5,418
Shareholders’ equity	45,001	49,110
Total liabilities and equity	$86,398	$88,053